Exhibit 2

Execution Version

PURCHASE AGREEMENT dated as of June 8, 2022 (this "Agreement") by and among SB Northstar LP (the "Seller") and the investors listed on Schedule I attached hereto (individually, a "Purchaser" and collectively, the "Purchasers"). If only one Purchaser is listed on Schedule I, all references herein to plural “Purchasers” shall be deemed to be references to the single “Purchaser”.

WHEREAS, the Seller owns units (the "Units") of Learn CW Investment Corporation (the "Company").  Each unit consists of one Class A Ordinary Share, $0.0001 par value per share, of the Company and one half of one redeemable warrant.

WHEREAS, each Purchaser seeks to purchase from the Seller, and the Seller seeks to sell to such Purchaser, the number of Units set forth opposite such Purchaser's name in column (3) of Schedule I attached hereto (which aggregate number of Units for all Purchasers shall be 3,427,000  (the "Purchased Securities") in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

ARTICLE I
PURCHASE AND SALE OF THE PURCHASED SECURITIES

1.1          Purchase and Sale of Purchased Securities.

Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller shall sell, convey, assign and deliver to the Purchasers, and each Purchaser shall purchase from the Seller, the Purchased Securities being purchased by it and any and all rights and benefits incident to the ownership thereof, for the purchase price set forth opposite such Purchaser's name in column (4) of Schedule I attached hereto (the "Purchase Price").

1.2          The Closing.

The date and time of the closing (the "Closing") shall be 10:00 a.m., New York City time, on the date hereof, (or such other time as the parties may agree in writing) (the "Closing Date") after notification of satisfaction or waiver of the conditions to the closing set forth in Sections 4.1 and 4.2 below. At the Closing, Seller shall credit the Purchased Securities being purchased by such Purchaser to each Purchaser's account in accordance with the instructions set forth on Annex A by Delivery Versus Payment (as defined below) against Purchaser's payment of its Purchase Price in accordance with Seller's wire instructions set forth on Annex B.  As used herein, “Delivery Versus Payment” means the delivery of the Purchased Securities to the account of Purchaser's custodian using the instructions set forth Annex A against the payment of the Purchase Price, to the account of Seller using the instructions set forth on Annex B, as provided in the rules, procedures, service guidelines and regulations of the Depository Trust Company.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the each of the Purchasers as of the date hereof and as of the Closing Date as set forth below.

2.1          Legal Capacity.

The Seller is an entity duly organized and validly existing under the laws of the jurisdiction of its formation.

2.2          Title to Purchased Securities.

The Seller has good and valid title to the Purchased Securities free and clear of any lien, mortgage, security interest, pledge, charge or encumbrance of any kind ("Liens") other than those arising under applicable securities laws.  Delivery of the Purchased Securities to the Purchasers will pass to the Purchasers good and valid title to the Purchased Securities, free and clear of Liens other than those of the Purchasers' or under securities laws.

2.3          Authority.

The Seller has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to sell and transfer such Purchased Securities.  This Agreement has been duly executed and delivered on behalf of the Seller, and this Agreement constitutes the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

2.4          Non-contravention.

The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of the Seller, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Seller is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Seller, except in the case of clause (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

2.5          Consents.

No consent, approval, permit, order, notification or authorization of, or any declaration or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby other than any filings that may be required to be made by the Seller under Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended.

2.6          Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of the Seller, threatened against or affecting the Seller that could reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

2.7          No Brokers.

No placement agent, financial advisor or broker has been engaged by the Seller in connection with the offer or sale of the Purchased Securities.  Except as set forth in the previous sentence, the Seller has not taken any action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby.

2.8          No General Solicitation.

The Seller did not offer or sell the Purchased Securities by any form of general solicitation or general advertising.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Seller as of the date hereof and as of the Closing Date as set forth below.

3.1          Organization and Existence.

Such Purchaser is an entity duly organized and validly existing under the laws of the jurisdiction of its formation.

3.2          No Public Sale or Distribution.

Such Purchaser is acquiring the Purchased Securities in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the "Securities Act"), and such Purchaser does not have a present arrangement to effect any distribution of the Purchased Securities to or through any person or entity; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Purchased Securities for any minimum or other specific term and reserves the right to dispose of the Purchased Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

3.3          Accredited Investor Status.

Such Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

3.4          Restricted Securities

Such Purchaser understands that the Seller may be deemed to be an "affiliate" of the Company and that the Purchased Securities, once sold hereunder, will be characterized as “restricted securities” under the Securities Act and that under the Securities Act and applicable regulations thereunder such Purchased Securities may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such Purchased Securities under the Securities Act or an exemption from the registration requirements under the Securities Act.  Such Purchaser understands that the Company is an issuer identified in Rule 144(i)(1) of the Securities Act.  Such Purchaser represents that such Purchaser is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.5          Authority.

Such Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of such Purchaser and shall constitute the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

3.6          Non-contravention.

The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of such Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

3.7          Purchaser Status.

Such Purchaser (a) is a sophisticated person with respect to the purchase of the Purchased Securities; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Purchased Securities; and (c) has independently and without reliance upon the Seller, and based on such information as such Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Purchaser has relied upon the Seller's express representations, warranties and covenants in this Agreement.  Such Purchaser acknowledges that the Seller has not given such Purchaser any investment advice, credit information or opinion on whether the purchase of the Purchased Securities is prudent.

3.8          Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of such Purchaser, threatened against or affecting such Purchaser that could reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

3.9          No Brokers.

Such Purchaser has taken no action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.10          No Solicitation.

Such Purchaser was not offered the applicable Purchased Securities as a result of any general solicitation or general advertising.

ARTICLE IV
CONDITIONS TO CLOSING

4.1          Conditions to the Seller's Obligation to Sell.

The obligation of the Seller hereunder to sell the Purchased Securities to the Purchasers on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided, that these conditions are for the Seller's sole benefit and may be waived by the Seller at any time in its sole discretion by providing the Purchasers with prior written notice thereof:

(a)          Contemporaneously with the Closing, such Purchaser shall have delivered the Purchase Price with respect to the Purchased Securities being purchased in the Closing to the Seller by wire transfer of immediately available funds pursuant to the written wire instructions set forth on Annex B attached hereto.

(b)          The representations and warranties of the Purchasers shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the Purchasers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Closing Date.

4.2          Conditions to each Purchaser's Obligation to Purchase.

The obligation of each Purchaser hereunder to purchase the Purchased Securities on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided, that these conditions are for each Purchaser's sole benefit and may be waived by such Purchaser at any time in its sole discretion by providing the Seller with prior written notice thereof:

(a)          Contemporaneously with the Closing, the Seller shall have caused the Purchased Securities being purchased by such Purchaser to be delivered to the Purchaser pursuant to the written instructions set forth on Annex A attached hereto.

(b)          The representations and warranties of the Seller shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Seller at or prior to the Closing Date.

ARTICLE V
COVENANTS

5.1          Fees.

Each party shall pay its own legal fees and expenses.

5.2          Best Efforts.

Each party shall use its best efforts timely to satisfy each of the covenants and conditions to be satisfied by it as provided in Section 4 of this Agreement.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1          Governing Law; Jurisdiction; Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.2          Headings.

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

6.3          Severability.

If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

6.4          Entire Agreement; Amendments.

This Agreement supersedes all other prior oral or written agreements among the Purchasers and the Seller, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Seller nor the Purchasers makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Seller and the Purchasers.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

6.5          Notices.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Seller:

SB Northstar LP
c/o SB Management Limited
9th Floor, Al Sila Tower
Adgm Square, Al Maryah Island
Abu Dhabi, C0 NA

with a copy to (for information purposes only):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:
Adriana Schwartz, Esq.
Telephone:  (212) 756-2000
Facsimile:  (212) 593-5955

If to the Purchasers, to the address set forth in column (2) of Schedule I attached hereto.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (a) or (c) above, respectively.

6.6          Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Neither the Seller nor the Purchasers shall assign this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party.

6.7          No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.8          Survival.

Unless this Agreement is terminated by mutual consent of the Seller and the Purchasers, the representations and warranties of the Seller and the Purchasers contained in Articles II and III shall survive the Closing Date and the delivery, in whole or in part, of the Purchased Securities.

6.9          Termination.

In the event that the Closing shall not have occurred on or before five (5) business days from the Closing Date due to the Seller's or a Purchaser's failure to satisfy the applicable conditions set forth in sections 4.1 and 4.2 above (and the non-breaching party's failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of such non-breaching party to any other party.  Nothing contained in this Section 6.9 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

6.10        Further Assurances.

Each party shall use its reasonable best efforts do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.11        No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.12        Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.

SELLER:

SB NORTHSTAR LP

By:	SB Northstar GP
Its:	General Partner

By:	/s/ Stephen Lam
Name: Stephen Lam
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.

PURCHASERS:

CANTOR FITZGERALD SECURITIES

By:	/s/ Mark Kaplan
Name: Mark Kaplan
Title: Global Chief Operating Officer

SCHEDULE I

(1)	(2)	(3)	(4)
Purchaser	Address and Facsimile Number	Purchased Securities	Purchase Price

Cantor Fitzgerald Securities	499 Park Avenue New York, NY 10022 Attention: Chief Operating Officer E-mail: [●] And Attention: Legal Department E-mail: [●]	3,427,000 Units	$9.5 per Unit
TOTAL: $32,556,500

Annex A – Purchaser’s Brokerage Account

Purchaser: CANTOR FITZGERALD SECURITIES
Broker: [●]
Contact: [●]
Phone: [●]
Email: [●]

Annex B – Seller Wire Instructions

[Separately Attached]